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Exhibit (a)(5)

For Immediate Release

STR ANNOUNCES COMMENCEMENT OF TENDER OFFER TO
PURCHASE UP TO $30 MILLION OF ITS COMMON STOCK

        East Windsor, Conn., January 31, 2014 ... STR Holdings, Inc. (NYSE: STRI) (the "Company") today announced that it is commencing a "modified Dutch auction" self-tender offer to repurchase for cash up to $30 million of shares of its common stock at a price per share no greater than $1.54 nor less than $1.00, that will enable the Company to purchase the maximum number of shares of common stock having an aggregate purchase price not exceeding $30 million. The NYSE closing price of the Company's common stock on January 30, 2014, was $1.47 per share.

        The tender offer will expire at 11:59 p.m., New York City time, on Friday, February 28, 2014, unless extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the Offer to Purchase, the Letter of Transmittal and other documents related to the tender offer that are being distributed to stockholders.

        A "modified Dutch auction" self-tender offer allows stockholders to indicate how many shares and at what price within the Company's specified range (in increments of $0.05 per share) they wish to tender. When the tender offer expires, based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the purchase price, which will be the lowest price per share within the range that will enable the Company to purchase $30 million of its common stock (or a lower amount if the offer is not fully subscribed). The Company also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

        All shares accepted for payment will be purchased at the same purchase price, regardless of whether a stockholder tendered such shares at a lower price within the range. Stockholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not properly withdrawn) at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including provisions relating to "odd lot" priority and proration in the event that the aggregate cost to purchase all of the shares tendered at or below the purchase price exceeds $30 million. These provisions are described in the Offer to Purchase relating to the tender offer that is being distributed to stockholders. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly to stockholders.

        The Company will use a portion of its available cash and cash equivalents to fund the repurchase of shares in the tender offer. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and

our other executive officers have informed us that they do not intend to tender any shares in the Offer; provided however, that John A. Janitz has a pecuniary interest in certain shares held by a DLJ Investment Entity which may tender all or a portion of its shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

        Cowen and Company, LLC will serve as dealer manager for the tender offer. Georgeson Inc. will serve as information agent for the tender offer, and Broadridge Financial Solutions, Inc. will serve as depositary for the tender offer. For more information about the tender offer, please contact Georgeson Inc. toll-free at +1 888-877-5373.

        While the Company's Board of Directors authorized the tender offer, it has not made and will not be making any recommendation to the Company's stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

        The discussion of the tender offer contained in this press release is for informational purposes only, and this press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the shares will be made only pursuant to the Offer to Purchase, the Letter of Transmittal, and other related materials, which the Company will distribute to stockholders, at no expense to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. The Company will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the "SEC"). The Tender Offer Statement, including the Offer to Purchase, the Letter of Transmittal, and other related materials, will also be available to stockholders at no charge on the SEC's website at www.sec.gov or from the information agent for the tender offer, Georgeson, Inc. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

 About STR

        STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company's website at www.strsolar.com.

Forward-Looking Statements

        This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve a number of risks and uncertainties. These include statements about the "modified Dutch auction" self-tender offer and related share repurchase, including the expected timing of the tender offer. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this press release, the Company faces risks and uncertainties that include, but are not limited to, the following: (1) the potential impact of pursuing strategic alternatives; (2) the potential impact of any merger or acquisition transactions or the dissolution and liquidation of our Company; (3) our potential inability to obtain satisfactory orders from Chinese module manufacturers for our new encapsulant products or to enter into satisfactory outsource arrangements with China-based encapsulant manufacturers on a timely basis or at all; (4) customer concentration in our business and our relationships with and dependence on key customers; (5) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, particularly in China; (6) incurring losses for the foreseeable future; (7) our operations being subject to political and economic uncertainties in China; (8) limited legal recourse in China if disputes arise; (9) the potential inability to protect our intellectual property during the outsourcing of our products; (10) our ability to increase our market share; (11) product pricing pressures and other competitive factors; (12) excess capacity in the solar supply chain; (13) the extent to which we may be required to write off accounts receivable, inventory or other assets; (14) trade complaints and lawsuits diminishing the growth of the solar industry; (15) demand for solar energy in general and solar modules in particular; (16) the extent and duration of the current downturn in the global economy; (17) the impact negative credit markets may have on us or our customers or suppliers; (18) the timing and effects of the implementation of government incentives and policies for renewable energy, primarily in China and the United States; (19) the effects of the announced reductions to solar incentives in Germany and Italy; (20) operating new manufacturing facilities and increasing production capacity at existing facilities; (21) volatility in commodity costs, such as resin or paper used in our encapsulants, and our ability to successfully manage any increases in these commodity costs; (22) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and materials used in our processes; (23) our reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (24) potential product performance matters and product liability; (25) our ability to protect our intellectual property; (26) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (27) maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality; (28) outcomes of litigation and regulatory actions; and (29) the other risks and uncertainties described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:
Joseph C. Radziewicz
Vice President and Chief Financial Officer
STR Holdings, Inc.
(860) 763-7014, x7437
joseph.radziewicz@strholdings.com

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  Exhibit (a)(5)
STR ANNOUNCES COMMENCEMENT OF TENDER OFFER TO PURCHASE UP TO $30 MILLION OF ITS COMMON STOCK
  About STR
  Forward-Looking Statements